Exhibit 10.30

Bank of America

March 10, 2010

Mr. Jeffery G. Hough
GSE Systems, Inc.
GSE Power Systems, Inc.
Senior Vice President & CFO
1332 Londontown Blvd.
Suite 200
Sykesville, MD 21784

Re:  Waiver of Certain Financial Covenant Violations

Dear Jeff:

Bank of America, N.A (the “Bank”) and GSE Systems, Inc. (“GSE”) and GSE Power Systems, Inc. (“Power”), as co-borrowers (GSE and Power, collectively, the “Borrowers”) entered into that certain Loan Agreement (Ex-Im Bank-Guaranteed Transaction Specific Revolving Credit Facility) dated as of March 28, 2008, as amended (the “Ex-Im Line Loan Agreement”), that certain Loan Agreement (Domestic Revolving Line of Credit) dated as of March 28, 2008, as amended (the “Domestic Revolving Line of Credit) dated as of March 28, 2008, as amended (the “Domestic Line Loan Agreement”, and together with the Ex-Im Line Loan Agreement, the “Loan Agreements”), and related loan and security documents of even date therewith (collectively, including the Loan Agreements, the “Loan Documents”).

The Loan Agreements each provide that GSE must maintain on a consolidated basis (the “Financial Covenants”): a Debt Service Coverage Ratio of at least 1.25 to 1.00 and a Funded Debt to EBITDA Ratio not exceeding 2.50 to 1.00.  As of December 31, 2009, the Borrowers were in violation of the Financial Covenants as follows:  the actual Debt Service Coverage Ratio was approximately (1,581.97) to 1.00 and the actual Funded Debt to EBITDA Ratio was approximately 2.74 to 1.00.

The Borrowers have requested that the Bank waive the above-referenced violations of the Financial Covenants, and the Bank has agreed to waive such violations of the Financial Covenants as of December 31, 2009 in consideration of a waiver fee of $5,000.00.  This limited waiver shall be effective with respect to the Financial Covenants only for the periods specified above and shall not constitute a waiver for any subsequent periods or of any other requirement of the Loan Documents.  This letter shall in no way be construed as a novation, an accord and satisfaction of any obligation or liability of the Borrowers to the Bank, or as a modification to the Loan Documents.  Except as expressly set forth in this letter, all terms, conditions, rights and remedies contained in the Loan Documents shall remain in full force and effect.

Please call with any questions.

Sincerely,

/s/Kevin Mahon
Kevin Mahon
Senior Vice President